Exhibit 99.1

Behringer Harvard Announces the Sale of 12600 Whitewater Drive,
an Office Property in Minneapolis-St. Paul Metro Area

DALLAS, June 16, 2011 — Behringer Harvard announced today the sale of 12600 Whitewater Drive, a 70,705-square-foot, high-quality office asset in the prestigious southwest suburban area of Minnetonka. Located on a six-acre site at the northeast corner of Interstate 494 and State Highway 62, the property is eight miles west of Minneapolis and 15 minutes from Minneapolis-St. Paul International Airport.

“When we acquired the property in March 2006, our value-creation plan was to lease up the small percentage of the building that was still available for occupancy and renew the existing tenants at current market rates,” said Mr. Samuel A. Gillespie, Chief Operating Officer of Behringer Harvard Opportunity REIT I, Inc. “We successfully executed that plan by increasing the footprint of the property’s largest tenant, and by increasing the net income of the property through the renewal of the other in-place tenant leases at current market rates. Capital market conditions improved as we completed these accomplishments, further increasing the appeal of the 100 percent leased property. We recently accepted an attractive purchase offer that resulted in a positive return for the REIT.”

12600 Whitewater Drive is situated in Minnetonka Corporate Center, a master-planned business park offering proximity to restaurants, retail and executive housing in the western suburbs of Minneapolis and areas surrounding the beautiful Lake Minnetonka. Tenants and their visitors are greeted by a two-story atrium with impressive views in a serene setting. Building amenities include a lunchroom, patios for tenant use, and an abundance of parking with heated garage and storage. The property is fully leased to three tenants: Associated Financial Group, a multiline insurance agency; Vanco Services, LLC, a provider of electronic payment solutions; and KMG America, a provider of health and supplemental benefits.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $5 billion and investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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Barbara Marler	Nicole Traycoff
Behringer Harvard	Richards Partners for Behringer Harvard
bmarler@behringerharvard.com	nicole_traycoff@richards.com
469.341.2312	214.891.5751

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